Exhibit a(ii)


                 MRI Business Properties Fund, Ltd. II
                 5665 Northside Drive, N.W., Suite 370
                        Atlanta, Georgia  30328



                                                               June 2, 1995


Dear Limited Partner:

  Enclosed is the Schedule 14D-9 which was filed by the Partnership with the Securities and Exchange Commission in connection with the offer by DeForest Ventures I L.P. to purchase limited partnership units.

  FOR THE REASONS SET FORTH IN ITEM 4 OF THE SCHEDULE 14D-9, THE
PARTNERSHIP IS RECOMMENDING THAT LIMITED PARTNERS NOT TENDER THEIR UNITS. Limited partners are advised to carefully read the enclosed
Schedule 14D-9.



                                       MRI Business Properties Fund, Ltd. II